Master Government Securities Trust
File Number: 811-21300
CIK Number: 1186241
For the Period Ending: 09/30/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended September 30, 2003.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/04/2003	$16,000	U.S. Treasury Bills	1.18%	04/15/2003
04/25/2003	5,000	U.S. Treasury Bills	1.09	07/03/2003
05/14/2003	20,000	U.S. Treasury Bills	1.09	08/07/2003